                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               TALEO CORPORATION,

                       BUTTERFLY ACQUISITION CORPORATION,

                             RECRUITFORCE.COM, INC.,

                                       AND

                        WITH RESPECT TO ARTICLE VI ONLY,

                                MATTHEW ROBINSON

                              AS STOCKHOLDER AGENT

                                       AND

                 U.S. BANK, NATIONAL ASSOCIATION AS ESCROW AGENT

                           DATED AS OF MARCH 10, 2005

                                TABLE OF CONTENTS

                                                                                   PAGE
                                                                                   ----
INDEX OF EXHIBITS ..............................................................    iv

ARTICLE I THE MERGER............................................................     2

     1.1      The Merger........................................................     2
     1.2      Effective Time....................................................     2
     1.3      Effect of the Merger..............................................     3
     1.4      Article of Incorporation; Bylaws..................................     4
     1.5      Directors and Officers............................................     4
     1.6      Amounts to be Paid by Parent......................................     4
     1.7      Effect on Capital Stock...........................................     5
     1.8      Dissenting Shares.................................................     7
     1.9      Surrender of Certificates.........................................     7
     1.10     No Further Ownership Rights in Company Capital Stock..............     9
     1.11     Lost, Stolen or Destroyed Certificates............................     9
     1.12     Tax and Accounting Consequences...................................     9
     1.13     Withholding Rights................................................     9
     1.14     Taking of Necessary Action; Further Action........................     9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................     9

     2.1      Organization of the Company.......................................    10
     2.2      Company Capital Structure.........................................    10
     2.3      Subsidiaries......................................................    11
     2.4      Authority.........................................................    11
     2.5      Company Financial Statements......................................    12
     2.6      No Undisclosed Liabilities........................................    12
     2.7      No Changes........................................................    12
     2.8      Tax...............................................................    14
     2.9      Restrictions on Business Activities...............................    16
     2.10     Title to Properties; Absence of Liens and Encumbrances............    16
     2.11     Intellectual Property.............................................    17
     2.12     Agreements, Contracts and Commitments.............................    24
     2.13     Interested Party Transactions.....................................    26
     2.14     Compliance with Laws..............................................    26
     2.15     Litigation........................................................    26
     2.16     Insurance.........................................................    26
     2.17     Minute Books......................................................    27
     2.18     Environmental Matters.............................................    27
     2.19     Brokers' and Finders' Fees; Third Party Expenses..................    27
     2.20     Employee Matters and Benefit Plans................................    27

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                   PAGE
                                                                                   ----
     2.21     Employees.........................................................    30
     2.22     Governmental Authorization........................................    30
     2.23     Representations Complete..........................................    30

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
              SUB...............................................................    30

     3.1      Organization and Standing.........................................    30
     3.2      Authority.........................................................    31
     3.3      Consents..........................................................    31
     3.4      Solvency..........................................................    31
     3.5      Parent Financial Statements.......................................    32
     3.6      Merger Sub........................................................    32

ARTICLE IV CLOSING CONDITIONS...................................................    32

     4.1      Company Closing Conditions........................................    32
     4.2      Parent Closing Conditions.........................................    33

ARTICLE V ADDITIONAL AGREEMENTS.................................................    34

     5.1      Stockholder Approval..............................................    34
     5.2      Confidentiality...................................................    34
     5.3      Employee Benefit Matters..........................................    34
     5.4      401(k) Plan.......................................................    34
     5.5      Expenses..........................................................    34
     5.6      Public Disclosure.................................................    35
     5.7      FIRPTA Compliance.................................................    35
     5.8      Reasonable Efforts................................................    35
     5.9      Additional Documents and Further Assurances.......................    35
     5.10     Employees.........................................................    35

ARTICLE VI SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW...................    36

     6.1      Survival of Representations and Warranties........................    36
     6.2      Escrow Arrangements...............................................    36

ARTICLE VII GENERAL PROVISIONS..................................................    43

     7.1      Notices...........................................................    43
     7.2      Interpretation....................................................    45
     7.3      Counterparts......................................................    46
     7.4      Entire Agreement..................................................    46
     7.5      Severability......................................................    46
     7.6      Other Remedies....................................................    46
     7.7      Specific Performance..............................................    46

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                   PAGE
                                                                                   ----
     7.8      Governing Law.....................................................    46
     7.9      Rules of Construction.............................................    47
     7.10     Assignment........................................................    47
     7.11     Absence of Third Party Beneficiary Rights.........................    47

                               INDEX OF EXHIBITS

EXHIBIT     DESCRIPTION
-------     -----------
Exhibit A   Form of Noncompetition Agreement
Exhibit B   Form of Consideration Holdback Agreement
Exhibit C   Form of Employment Agreement
Exhibit D   Form of Employment Proprietary Information and Inventions Agreement

SCHEDULE    DESCRIPTION
--------    -----------
1.2         Company Employees
2.2         Company Capitalization and Merger Consideration Proceeds Spreadsheet
6.2         Escrow Fund Contributions

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of March 10, 2005 by and among Taleo Corporation, a Delaware corporation ("PARENT"), Butterfly Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), Recruitforce.com, Inc., a California corporation (the "COMPANY"), and with respect to ARTICLE VI hereof only, Matthew Robinson as stockholder agent (the "STOCKHOLDER AGENT"), and U.S. Bank, National Association as escrow agent (the "ESCROW AGENT").

                                    RECITALS

      A. The Boards of Directors of each of Parent, the Company and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

      B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding shares of capital stock of the Company (the "COMPANY CAPITAL STOCK") shall be extinguished or converted into the right to receive the Merger Consideration (as defined in Section 1.7(d)) on the terms and conditions set forth herein and (ii) all outstanding options (whether vested or unvested) to acquire shares of Company Common Stock shall expire.

      C. The Escrow Amount (as defined in Section 1.7(d)) shall be placed in escrow by Parent, the release of which shall be contingent upon certain events and conditions, all as set forth in ARTICLE VI hereof.

      D. The Company , on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Law ("CALIFORNIA LAW"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

      1.2 Effective Time. The closing of the Merger (the "CLOSING") will take place concurrently with the execution and delivery hereof at the offices of Wilson Sonsini Goodrich & Rosati, 950 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an agreement or certificate of merger (or like instrument) (the "MERGER AGREEMENT") with the Secretary of State of California, in accordance with the relevant provisions of California Law (the time of acceptance by the Secretary of State of California of such filing being referred to herein as the "EFFECTIVE TIME").

            (a) At the Closing, the Company shall deliver or cause to be delivered to Parent the following:

                  (i) from each of the Company's stockholders an executed Form W-8 or W-9, if applicable;

                  (ii) a certificate, dated as of the date of the Closing and signed by the Secretary of the Company, certifying that attached thereto are:
(i) a true and complete copy of the resolutions adopted by the Company's Board of Directors, (ii) a true and complete copy of the resolutions adopted by the Company's stockholders, (iii) true and complete copies of the Company's Articles of Incorporation and Bylaws and (iv) specimen signatures of certain officers of the Company;

                  (iii) a good standing certificate for the Company from the Secretary of State of the State of California, dated as of a date within three days of the Closing;

                  (iv) with regard to the individuals listed on Schedule 1.2 (the "REQUIRED EMPLOYEES"), executed noncompetition agreements in the form attached hereto as Exhibit A (each, a "NONCOMPETITION AGREEMENT"), executed consideration holdback agreements in the form attached hereto as Exhibit B (each, a "CONSIDERATION HOLDBACK AGREEMENT"), executed employment agreements in the form attached hereto as Exhibit C (each, an "EMPLOYMENT AGREEMENT"), and executed employment proprietary information and inventions agreements in the form attached hereto as Exhibit D (each, an "EMPLOYMENT PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT");

                  (v) those consents and waivers from third parties to the Company's contracts and other instruments required to consummate the transactions contemplated by this Agreement, as set forth in the Company Schedules (as defined in ARTICLE II); and

                  (vi) all other documents, agreements, certificates, instruments or writings required to be delivered by the Company on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

            (b) At the Closing, Parent shall deliver or cause to be delivered to the Company the following:

                  (i) with regard to the Required Employees, executed Noncompetition Agreements, executed Consideration Holdback Agreements, and executed Employment Agreements;

                  (ii) a certificate, dated as of the date of the Closing and signed by the Secretary of Parent, certifying that attached thereto are: (i) a true and complete copy of the resolutions adopted by Parent's Board of Directors, (ii) true and complete copies of the Parent Certificate of Incorporation and the Parent Bylaws and (iii) specimen signatures of certain officers of Parent;

                  (iii) a good standing certificate for Parent from the Secretary of State of the States of Delaware and California, dated as of a date within three days of the Closing; and

                  (iv) all other documents, agreements, certificates or writings required to be delivered by Parent on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

      1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4 Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated to be the same as the Articles of Incorporation of Merger Sub until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of this corporation is Butterfly, Inc."

            (a) The Bylaws of the Surviving Corporation shall be amended and restated to be the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended, except that all references to Merger Sub shall be changed to refer to the Company.

      1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

      1.6 Amounts to be Paid by Parent. The consideration payable by Parent in exchange for all outstanding shares of Company Capital Stock pursuant to Section
1.7 shall equal the Initial Merger Consideration plus the Secondary Merger Consideration (equal to an aggregate of $5,000,000), payable as follows:

            (a) The Initial Merger Consideration ($1,000,000 in the aggregate less any Excess Third Party Expenses to be paid pursuant to Section 5.5 below) shall be paid in cash by Parent to the Company shareholders at the Effective Time in the amounts set forth opposite each Company shareholder's name on
Schedule 1.6 attached hereto under the column titled "Payment Upon Effective Time".

            (b) On the ninetieth (90th) consecutive day immediately following the date of the Closing (or June 8, 2005) (the "SECOND PAYMENT DATE"), Parent shall pay the Company shareholders an amount in cash equal to the Secondary Merger Consideration less (i) the Escrow Amount, (ii) the Holdback Consideration and (iii) any Excess Third Party Expenses to be paid pursuant to Section 5.5 below not previously paid in connection with the payment of the Initial Merger Consideration (the "90TH DAY PARENT OBLIGATION"). The 90th Day Parent Obligation shall be paid in cash by Parent to the Company shareholders at the Second Payment Date in the amounts set forth opposite each Company shareholder's name on Schedule 1.6 attached hereto under the column titled "90th Day Payment".

                  (i) For the avoidance of doubt, the 90th Day Parent Obligation is an absolute and irrevocable binding obligation of Parent, without any right of set-off, counterclaim, condition, contingency, withholding or deduction whatsoever, due and payable in its entirety on the Second Payment Date, without any further action of Parent, the Company or any Company shareholder.

                  (ii) In the event of Parent's failure to pay the 90th Day Parent Obligation on the Second Payment Date in accordance with the terms of the Agreement, Parent shall be deemed in default of its obligations under this Agreement and, in addition to all other obligations of Parent hereunder, Parent shall (i) pay the Company shareholders the Default Penalty up to and including the date of actual payment made by Parent of the 90th Day Parent Obligation and
(ii) reimburse Stockholder Agent for all reasonable fees and expenses (including reasonable legal fees and expenses) in taking all reasonable actions in order to collect the 90th Day Parent Obligation (and Default Penalty) from Parent on behalf of the Company shareholders. The provision for the Default Penalty shall in no way diminish Parent's absolute and irrevocable obligation to pay the 90th Day Parent Obligation in full upon the Second Payment Date. In the event that Parent breaches its obligation to timely pay the 90th Day Parent Obligation, the Company and the Company shareholders shall be entitled to all rights and remedies as may be available in addition to the Default Penalty, including, without limitation, the right to sue for specific performance.

                  (iii) If prior to the payment of the 90th Day Payment Obligation, there is (i) any voluntary or involuntary proceeding relating to Parent, under the United States Bankruptcy Code, as amended, or any successor law or laws thereto or (ii) any case, action or other proceeding relating to Parent under any bankruptcy, insolvency, debt reorganization or similar law (whether now or hereafter in effect) of any state, country or other jurisdiction which seeks or provides for the relief of or reorganization or delay of debts generally or the liquidation and distribution of Parent's assets in satisfaction of its debts, then the 90th Day Payment Obligation shall be accelerated and immediately become due and payable in full upon such time.

                  (iv) If prior to the payment of the 90th Day Payment Obligation, a third party proposes to acquire Parent or substantially all of its assets (whether by asset purchase, stock purchase, merger, consolidation or otherwise), then as a condition to the closing of any such transaction, the 90th Day Payment Obligation shall be accelerated and immediately become due and payable in full prior to the closing of any such transaction.

            (c) On the Second Payment Date, Parent shall deposit the Escrow Amount in cash with the Escrow Agent in accordance with Section 1.9(b).

            (d) On the Second Payment Date Parent shall deposit the Holdback Amount in cash with U.S. Bank, National Association as escrow agent in accordance with the terms of the Consideration Holdback Agreement, which shall accrue interest and become payable to the shareholders of the Company set forth in Schedule 1.2 in accordance with the terms of the Consideration Holdback Agreement.

      1.7 Effect on Capital Stock. In consideration of the payments to be made pursuant to Section 1.6, and subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Capital Stock, the following shall occur:

            (a) Conversion of Company Common Stock. Each share of Company Common Stock (as defined in Section 1.7(d)(ii)) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.7(b) and any Dissenting Shares (as defined and to the extent provided in Section 1.8(a)) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.9, the amount in cash set forth opposite Company stockholder's name on Schedule 2.2 attached hereto, payable in accordance with the terms of this Agreement.

            (b) Cancellation of Company-Owned Stock. Each share of Company Capital Stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished and shall not be converted into the right to receive any consideration whatsoever in the Merger.

            (c) Company Options. At the Effective Time, all Company Options then outstanding under the Company's 2002 Equity Incentive Plan (the "COMPANY STOCK OPTION PLAN") or otherwise, whether vested or unvested, shall expire.

            (d) Certain Definitions.

                  (i) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  (ii) "COMPANY COMMON STOCK" shall mean shares of common stock, no par value per share, of the Company.

                  (iii) "COMPANY OPTIONS" shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person.

                  (iv) "COMPANY OPTIONHOLDERS" shall mean holders of Company Options.

                  (v) "COMPANY STOCKHOLDERS" shall mean holders of shares of Company Capital Stock.

                  (vi) "ESCROW AMOUNT" shall mean $500,000.

                  (vii) "HOLDBACK AMOUNT" shall equal $1,422,944, of which ten percent (10%) shall be placed in the Escrow Fund on behalf of Matthew Robinson and Pavel Vorobiev.

                  (viii) "INITIAL MERGER CONSIDERATION" shall mean $1,000,000, less any Excess Third Party Expenses to be paid pursuant to Section 5.5 below.

                  (ix) "MERGER CONSIDERATION" shall mean the sum of the Initial Merger Consideration plus the Secondary Merger Consideration.

                  (x) "NINETY DAY INTEREST AMOUNT" shall mean $15,657.

                  (xi) "DEFAULT PENALTY" shall be an amount calculated at the rate of fifteen percent (15%) per annum, compounded monthly (with pro rata amounts calculated for any partial annual period) multiplied by the amount of the 90th Day Parent Obligation.

                  (xii) "PERSON" shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (as defined in Section 2.4 below).

                  (xiii) "SECONDARY MERGER CONSIDERATION" shall mean $4,000,000 plus the Ninety Day Interest Amount, less any Excess Third Party Expenses to be paid pursuant to Section 5.5 below.

                  (xiv) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

      1.8 Dissenting Shares.

            (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive Merger Consideration pursuant to
Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California Law.

            (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who is otherwise entitled to exercise dissenters' rights under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) such dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Merger Consideration, without interest thereon, in respect of such shares of Company Capital Stock pursuant to this Agreement, without interest thereon, upon surrender of the certificate representing such shares upon surrender of the certificate representing such shares.

            (c) The Company shall give Parent (i) prompt notice of any written demands for the exercise of dissenters' rights in respect of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to California Law (including without limitation instruments concerning appraisal or dissenters' rights) and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or as required by law, voluntarily make any payment with respect to any demands for the exercise of dissenters' rights in respect of any shares of Company Capital Stock or offer to settle or settle any such demands.

      1.9 Surrender of Certificates.

            (a) Exchange Agent. U.S. Bank, National Association shall serve as Exchange Agent in the Merger.

            (b) Parent to Provide Merger Consideration. Parent shall make available to the Exchange Agent for payment to the Company shareholders in exchange for the outstanding shares of Company Capital Stock in accordance with this ARTICLE I, an amount of cash equal to (i) at the Effective Time, the Initial Merger Consideration and (ii) on the 90th day following the Effective Time, the Secondary Merger Consideration; provided that, on behalf of the holders of Company Capital Stock, Parent shall cause the Exchange Agent to withhold the Escrow Amount from the Secondary Merger Consideration and deposit such Escrow Amount into an escrow account; provided further that 50% of the portion of the Escrow Amount to be funded by each of Matthew Robinson and Pavel Vorobiev shall be funded out of the Holdback Amount. The pro rata portion of the Escrow Amount to which each holder of Company Capital Stock shall be entitled upon distribution of the remaining Escrow Amount, if any, at the termination of the Escrow Period shall be as set forth on Schedule 6.2 hereof. Distributions of any Merger Consideration from the Escrow Amount shall be governed by the terms and conditions of ARTICLE VI below.

            (c) Exchange Procedures. Prior to the distribution of any Merger Consideration pursuant to Section 1.6, each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, and which shares were converted into the right to receive Merger Consideration pursuant to Section 1.6, shall deliver to the Exchange Agent a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and the Certificates being surrendered by such holder. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable to such holder pursuant to Section 1.6 (less, in the case of the Secondary Merger Consideration, the portion of the Secondary Merger Consideration to be deposited in the Escrow Fund (as defined in Section 6.2(a)) on such holder's behalf pursuant to ARTICLE VI hereof, and the Certificate so surrendered shall forthwith be cancelled, provided, however, that the holder of such Certificate shall not receive any distributions of the cash deposited with the Exchange Agent as to the Secondary Merger Consideration until the 90th day following the Effective Date. From the Closing and until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to represent solely the Merger Consideration.

            (d) No Liability. Notwithstanding anything to the contrary in this
Section 1.9, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.10 No Further Ownership Rights in Company Capital Stock. Subject to Parent's payment obligations under Section 1.6, all Merger Consideration issued pursuant to the Merger upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

      1.11 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon receiving notice from the holder thereof and upon the making of an affidavit of that fact by such holder, the Merger Consideration payable to the holder thereof pursuant to Section 1.6; provided, however, that Parent may, in its discretion and, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      1.12 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a taxable purchase of the shares of the Company.

      1.13 Withholding Rights. Parent, the Company, the Exchange Agent or the Escrow Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the provisions of any applicable Tax laws; provided that the applicable shareholders of the Company shall be given written notice of any such withholding. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

      1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or reasonably desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent, subject to such exceptions as are disclosed in the disclosure schedule supplied by the Company to Parent which identify the section and subsection of this Agreement to which such disclosure relates or is clearly apparent on the face of such disclosure that it relates to any other section or subsection of this Agreement (the "COMPANY SCHEDULES") and dated as of the date hereof, as follows:

      2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under California Law. The Company has the corporate power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or prospects of the Company (hereinafter referred to as a "MATERIAL ADVERSE EFFECT"). The Company has delivered a true and correct copy of the Articles of Incorporation and Bylaws of the Company, each as amended to date, to Parent.

      2.2 Company Capital Structure.

            (a) The authorized capital stock of the Company consists of thirty million (30,000,000) shares of authorized Company Common Stock, of which 16,018,420 are issued and outstanding. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of the Company are issued or reserved for issuance except as set forth in Section 2.2(c) below. All outstanding shares of Company Capital Stock are, and at the Closing will be, duly authorized, validly issued, fully paid and non assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. None of the outstanding Company Capital Stock or other securities of the Company were issued in violation of the Securities Act, or any applicable state blue sky laws. Schedule 2.2 hereto is an accurate and complete list, as of the Closing Date, of all Company Stockholders and Company Optionholders and their respective addresses, the number and class or series of shares of Company Capital Stock and Company Options held by such Company Stockholders and Company Optionholders, the pro rata ownership of the outstanding shares of Company Common Stock, the Merger Consideration to be issued to each holder and the amount of cash to be deposited into the Escrow Fund on behalf of each holder. An executive officer of the Company has certified that such list is complete and accurate as of the Closing Date.

            (b) Except for the Company Stock Option Plan or Restricted Stock Purchase Agreements entered into with the Company's founders, neither the Company nor any of its subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved a total of 2,000,000 shares of Company Common Stock for issuance under the Company Stock Option Plan of which options to purchase 200,000 shares of Company Common Stock are outstanding and 1,340,000 shares are available to be granted as of the date hereof. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Option Plan have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments, from the forms thereof provided to Parent.

            (c) Except for the outstanding options to purchase Company Common Stock as set forth above, as of the Effective Time, there are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the capital stock of the Company.

      2.3 Subsidiaries. The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

      2.4 Authority. Subject only to the filing and recordation of appropriate merger documents as required by California Law, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the filing and recordation of appropriate merger documents as required by California Law. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Subject only to the approval of the Merger and this Agreement by the Company's stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Closing, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Articles of Incorporation or Bylaws of the Company, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, where such Conflict would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, tribunal, judicial or arbitral body, regulatory or administrative agency or commission, or other national, federal, state, county, municipal, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (ii) such filings as are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), if any, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as shall have been obtained prior to the Closing, and (iv) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

      2.5 Company Financial Statements. Schedule 2.5 sets forth the Company's
(i) unaudited balance sheets as of March 31, 2004, and the related unaudited statements of operations, cash flows and stockholders equity (deficit) for the fiscal year then ended and (ii) the Company's unaudited balance sheet as of February 28, 2005 (the "BALANCE SHEET") and the related unaudited statement of operations, cash flow and stockholder's equity (deficit) for the eleven-month period then ended (collectively, the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements are correct in all material respects. The Company Financial Statements present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein on a cash accounting basis.

      2.6 No Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), that in the aggregate exceeds $10,000, and which (i) has not been reflected or reserved against in the Balance Sheet, or (ii) has arisen other than in the ordinary course of the Company's business and consistent with past practices since February 28, 2005. The Company does not have any outstanding payables, whether reflected on the Company Financial Statements or not, which
(i) exceed $10,000 or (ii) are more than 60 days past due.

      2.7 No Changes. Since February 28, 2005, there has not been, occurred or arisen any transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

            (a) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

            (b) capital expenditure or commitment by the Company of $10,000 in any individual case or $20,000 in the aggregate;

            (c) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

            (d) labor disputes or grievances, work stoppages or slowdowns, or claim of wrongful discharge or other unlawful labor practice or action;

            (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

            (f) revaluation by the Company of any of its assets;

            (g) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock or interests;

            (h) increase of the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment of a severance payment, termination payment, bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

            (i) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

            (j) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

            (k) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

            (l) waiver or release of any material right or claim of the Company, including any write-off of provisions for uncollectible accounts receivable of the Company;

            (m) commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

            (n) notice of any claim of ownership by a third party of any Company Intellectual Property (as defined in Section 2.11(a)(iii)) or of infringement by the Company of any third party's Intellectual Property Rights (as defined in Section 2.11(a)(ii));

            (o) issuance or sale by the Company of any shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

            (p) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

            (q) event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on the Company; or

            (r) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

      2.8 Tax.

            (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or, collectively, "TAXES," means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.8 as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.8 as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity. References to the Company are to the Company and each of its subsidiaries.

            (b) Tax Returns and Audits.

                  (i) The Company has prepared and filed on a timely basis, all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") due to be filed (taking into account any extension of such due date) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true, correct and complete in all material respects and have been completed in accordance with applicable law, in all material respects.

                  (ii) The Company: (a) has timely paid all Taxes it is required to pay, and (b) has withheld and paid over to the appropriate Tax authorities all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

                  (iii) The Company has not been delinquent in the payment of any Tax claimed to be due and payable by any taxing authority nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which waiver or extension is still in effect.

                  (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                  (v) As of the date of the Balance Sheet, the Company did not have any liabilities for unpaid Taxes which had not been accrued or reserved against on the Balance Sheet, whether asserted or unasserted contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations. Since the date of the Balance Sheet, the Company has not incurred any liability for Taxes other than in the ordinary course of business.

                  (vi) The Company has provided or made available to Parent copies of all Tax Returns for all periods as requested by Parent.

                  (vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                  (viii) As of the Closing, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or other person that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 or 162(m) of the Code.

                  (ix) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                  (x) No adjustment relating to any Returns filed by the Company has been proposed, formally or informally, by any Tax authority to the Company.

                  (xi) No claim has ever been made by an authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that jurisdiction.

                  (xii) The Company has (a) never been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company ), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, (c) no liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law and including any arrangement for group or consortium relief within a jurisdiction (or similar arrangement)), as a transferee or successor, by contract, or otherwise and (d) never been a party to any joint venture, partnership or, to the knowledge of the Company, other agreement that could be treated as a partnership for Tax purposes.

                  (xiii) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.

                  (xiv) The Company has not engaged in a "reportable transaction" within the meaning of Treas. Reg. Section 1.6011-4 or a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a "listed transaction", as set forth in Treas. Reg. Section 1.6011-4(b).

                  (xv) The Company uses the accrual method of accounting for income Tax purposes. The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, closing agreement under Section 7121 of the Code (or similar provision of applicable law), (b) installment sale or open transaction disposition or (c) prepaid amount.

      2.9 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice (including, without limitation, the licensing of any product) material to the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

      2.10 Title to Properties; Absence of Liens and Encumbrances.

            (a) The Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) of the Company Schedules sets forth a list of all real property currently leased by the Company, the name of the lessor and the date of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the knowledge of the Company, any other party.

            (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financial Statements or in
Schedule 2.10(b) of the Company Schedules and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

      2.11 Intellectual Property.

            (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                  (i) "TECHNOLOGY" shall mean any or all of the following: (1) works of authorship including, without limitation, (a) computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise (collectively, "SOFTWARE"), and (b) documentation provided for use therewith; (2) inventions (whether or not patentable) and improvements;
(3) proprietary and confidential information, including, without limitation, technical data and customer and supplier lists, trade secrets, know how and techniques; (4) databases, data compilations and collections; (5) processes, software tools, devices, methods, prototypes, test methodologies and software development tools; and (6) all instantiations of the foregoing in any form and embodied in any media.

                  (ii) "INTELLECTUAL PROPERTY RIGHTS" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (1) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights registered or applied for anywhere in the world in inventions and discoveries ("PATENTS"); (2) all trade secrets and other rights in know-how and confidential information, including, without limitation, confidential invention disclosures ("TRADE SECRETS"); (3) all copyrights, copyrights registrations and applications therefor throughout the world ("COPYRIGHTS"); (4) all industrial designs and any registrations and applications therefor throughout the world;
(5) all rights in World Wide Web addresses ("WWW") and domain names and applications and registrations therefor ("INTERNET PROPERTIES"); (6) all rights in trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("TRADEMARKS"); and (7) any similar corresponding or equivalent foreign rights to any of the foregoing anywhere in the world.

                  (iii) "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property Rights including, without limitation, Company Registered Intellectual Property Rights (as defined in Section 2.11(c)) that are owned exclusively by the Company and used by the Company in its business as currently conducted on the date of this Agreement or, with respect to Company Products, as currently planned or contemplated to be conducted by the Company.

                  (iv) "COMPANY TECHNOLOGY" shall mean any Technology that is owned exclusively by the Company and used by the Company in its business as currently conducted on the date of this Agreement or, with respect to Company Products, as currently planned or contemplated to be conducted by the Company.

                  (v) "REGISTERED INTELLECTUAL PROPERTY RIGHTS" shall mean all United States, international and foreign: (1) Patents; (2) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (3) Copyrights registrations and applications to register Copyrights; and (4) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or Governmental Entity at any time.

            (b) Schedule 2.11(b) of the Company Schedules contains a complete and accurate list (by name and version number) of all products, Software and/or service offerings (including without limitation the data model, data architecture, database design, logical database model and all elements for the hosting infrastructure underlying all products, Software and/or service offerings listed in Schedule 2.11(b)) of the Company or any of its subsidiaries
(i) that have been sold, distributed or otherwise disposed of in the three (3) year period preceding the date hereof or (ii) for which the Company or any of its subsidiaries currently allocate resources with the intent to sell, distribute or otherwise dispose of in the twelve (12) month period after the date hereof (collectively, the "COMPANY PRODUCTS"), including without limitation, Company Products currently under development.

            (c) Schedule 2.11(c) of the Company Schedules lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for in the name of or applied for by, the Company or any of its subsidiaries as of the date of this Agreement (the "COMPANY REGISTERED INTELLECTUAL PROPERTY RIGHTS") and lists any pending proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Intellectual Property. Each item of Company Registered Intellectual Property Rights is currently in compliance with all formal legal requirements (including, without limitation, payment of filing, examination and maintenance fees and proofs of use), except where such non-compliance would not materially prejudice, impair or result in the abandonment of the Company Registered Intellectual Property Rights, and is subsisting (or applied for in the case of applications). All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights required to be filed on or prior to the date of this Agreement without possibility of extension have been filed with the PTO, the United States Copyright Office or the relevant patent, copyright, trademark or other authorities in foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the Company Registered Intellectual Property Rights. Except as set forth on Schedule 2.11(c) of the Company Schedules, as of the date of this Agreement, there are no actions that must be taken by the Company or its subsidiaries within one hundred and twenty
(120) days of the date of this Agreement in order to perfect, preserve, renew or maintain the Company Registered Intellectual Property Rights, including, without limitation, the unextendible payment of any registration, maintenance or renewal fees or the unextendible filing of any responses to PTO office actions, documents, applications or certificates.

            (d) In each case in which the Company or any of its subsidiaries have acquired or purported to acquire ownership of any of the Company Intellectual Property from any person (other than employees, consultants and contractors of the Company or any subsidiary, with respect to which see Section 2.11(f) below) or other entity, the Company or such subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all Intellectual Property Rights in and to such Company Intellectual Property (including the right to seek past and future damages with respect thereto, if applicable) to the Company or such subsidiary. To the maximum extent provided for, by, and in accordance with and as required by, applicable laws and regulations, the Company or each such subsidiary has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company or each such subsidiary with the PTO the United States Copyright Office or equivalent authorities outside the United States.

            (e) Neither the Company nor any of its subsidiaries has pending any suit, action or proceeding or received any written notice from any person or other entity claiming that any Company Intellectual Property is invalid or unenforceable. To the Company's knowledge, no person or other entity is infringing or misappropriating any Company Intellectual Property. The Company has not received written notice from any person or other entity claiming that the operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

            (f) The Company and each of its subsidiaries have taken commercially reasonable steps to protect the Company's and its subsidiaries' rights in Trade Secrets of the Company that the Company desires to maintain as confidential. All use, disclosure or appropriation of confidential information owned by the Company or any of its subsidiaries by or to a third party has been pursuant to the terms of a written agreement or other legally binding arrangement between the Company or its subsidiary and such third party. Without limiting the foregoing, the Company and each of its subsidiaries have and enforce, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements materially similar to the form set forth in Schedule 2.11(f) of the Company Schedules, and all current and former employees, consultants and contractors of the Company and each of its subsidiaries who have created or modified any Company Technology or Company Intellectual Property have executed such an agreement assigning all of such employees', consultants' and contractors' rights in and to Company Technology and Company Intellectual Property to the Company or such subsidiary.

            (g) All Company Intellectual Property and Company Technology is fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third party. No prior employer of any current or former employee of the Company has any right, title or claim to any technology used by the Company in connection with the operation or conduct of the business of the Company or incorporated in any Company Product. Any work performed on any such technology by anyone employed by another entity (i) was completed without using any equipment, supplies, facility, or trade secret information of the employer and (ii) was developed entirely on the employee's own time as relates to such other entity and (iii) does not relate to the employer's business or to the employer's actual or demonstrably anticipated research or development or does not result from any work performed by the employee for the employer.

            (h) Each item of Company Intellectual Property is free and clear of any Liens and encumbrances, except for non-exclusive licenses granted to end-user customers in the ordinary course of business. The Company is the exclusive owner of all Company Technology and Company Intellectual Property. Without limiting the generality of the foregoing, (i) the Company is the exclusive owner of all registrations for Internet Properties used by the Company in the conduct of the business of the Company, including, without limitation, the sale, distribution or provision of any Company Products and the operation of any WWW sites by the Company; and (ii) other than Copyrighted works licensed from third parties and listed on Schedule 2.11(n), the Company owns exclusively all Copyrighted works that are included or incorporated into Company Products.

            (i) Neither the Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license of or any exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Technology or Company Intellectual Property, to any other person or entity, or permitted the Company's or its subsidiary's rights in such Company Technology and Company Intellectual Property to lapse or enter the public domain except for Trade Secrets of the Company that the Company does not desire to maintain as confidential, which shall in no event include:

                  (i) the Company Source Code (as defined in Section 2.11(w));

                  (ii) product or functional requirement documents or plans to be used by Company's software architects or software coders as a blueprint for future modifications or enhancements to the Company Source Code;

                  (iii) descriptions of the architecture of the Company Products, excluding high level, general descriptions of the nature that might be provided in a sales context (i.e., web services architecture); and

                  (iv) descriptions of the Company's data model, data architecture, database design or logical database model underlying the Company Products, excluding high level, general descriptions of the nature that might be provided in a sales context.

            (j) Other than Technology licensed from third parties that is either
(a) listed on Schedule 2.11(n) or (b) licensed under "shrink wrap," "click wrap," and similar publicly available commercial binary code end user licenses pursuant to which the Company is not obligated to pay more than one thousand dollars ($1,000.00), all Technology used in or necessary to the conduct of the Company's business as currently conducted on the date of this Agreement or, with respect to the Company Products, as currently planned or contemplated to be conducted by the Company over the next twelve (12) months, including, without limitation, the operation, design, license, development, manufacture, use, import, distribution and sale of Company Products, is Company Technology and was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including, without limitation, Intellectual Property Rights therein, to the Company, and no person or other entity (including any former employers of current or former Company employees) owns or has any rights to any of the Company Technology or Company Intellectual Property.

            (k) Other than Technology licensed from third parties that is either
(a) listed on Schedule 2.11(n) or (b) licensed under "shrink wrap," "click wrap," and similar publicly available commercial binary code end user licenses pursuant to which the Company is not obligated to pay more than one thousand dollars ($1,000.00), Company Technology and Company Intellectual Property constitutes all the Technology, Intellectual Property Rights and Company Registered Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted on the date of this Agreement, and, with respect to the Company Products, as it is currently planned or contemplated to be conducted by the Company over the next twelve (12) months, including, without limitation, the operation, design, license, development, manufacture, use, import, distribution and sale of Company Products. This
Section 2.11(k) is not a representation or warranty of non-infringement of third party patent rights.

            (l) The operation of the business of the Company and each subsidiary of the Company as it is currently conducted on the date of this Agreement, or, with respect to the Company Products, as is planned or contemplated to be conducted, by the Company and each such subsidiary over the next twelve (12) months, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products does not and will not when conducted by Parent (including following any merger of the Company into Parent) in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right (including any statutory right to privacy or publicity) of any person or other entity, or constitute unfair competition or trade practices under the laws of any jurisdiction. To clarify, "in substantially the same manner" excludes the addition to the Company Products of non-Company materials not previously used by the Company or mentioned in Company information relating to the Company Products.

            (m) No Company Technology, Company Intellectual Property or Company Product is subject to any outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its subsidiaries or that adversely affects the validity, use or enforceability of such Company Intellectual Property.

            (n) Schedule 2.11(n)(i) of the Company Schedules lists, as of the date of this Agreement, all contracts, licenses and agreements to which the Company is a party and pursuant to which the Company obtains a license to use any third party Technology or Intellectual Property

Rights, other than "shrink wrap," "click wrap," and similar publicly available commercial binary code end user licenses pursuant to which the Company is not obligated to pay more than one thousand dollars ($1,000.00) and Schedule 2.11(n)(ii) of the Company Schedules lists, as of the date of this Agreement, all contracts, licenses and agreements to which the Company is a party and pursuant to which the Company grants to a third party a license to use any Company Technology or Company Intellectual Property, (the contracts, licenses and agreements listed in Schedule 2.11(n)(i) and Schedule 2.11(n)(ii) collectively referred to as "IP CONTRACTS"). All IP Contracts are in full force and effect. Neither the Company nor any of its subsidiaries is in material breach or default of nor has the Company nor its subsidiaries materially failed to perform under any of the IP Contracts and, to the Company's knowledge: (i) no other party to any such IP Contract is in material breach thereof or has materially failed to perform thereunder; and (ii) there are no disputes regarding the scope of or performance under such IP Contracts, including with respect to any payments to be made or received by the Company thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any IP Contracts or entitle the other party or parties to such IP Contracts to terminate such IP Contracts. The consummation of the transactions contemplated by this Agreement will not result in the IP Contracts restricting Parent from exercising all of the Company's and each of its subsidiaries' rights under the IP Contracts to the same extent the Company and each of its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or such subsidiary would otherwise be required to pay had it exercised such rights to the same extent as the Parent.

            (o) Schedule 2.11(o) of the Company Schedules lists all IP Contracts in which the Company or any of its subsidiaries have agreed in writing to, or have assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person or entity of the Intellectual Property Rights of any person or entity other than the Company.

            (p) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent of any contracts or agreements to which the Company is a party, by operation of law or otherwise, will result in
(i) Parent's granting, pursuant to an Agreement to which the Company is a party, to any person or entity any right or license to any Technology or Intellectual Property Right owned by, or licensed to, either the Company or Parent (excluding, with respect only to out-licensed Technology or Intellectual Property Rights, the agreements listed in Schedule 2.11(n)(ii) of the Company Schedules); or (ii) Parent's being bound by, or subject to, pursuant to an Agreement to which the Company is a party, any non-compete or other restriction on the operation or scope of the Company's or Parent's respective businesses; or
(iii) Parent's being obligated, pursuant to an Agreement to which the Company is a party, to pay any royalties or other amounts to any person or entity in excess of those payable by the Company prior to the Closing.

            (q) The Company and each of its subsidiaries have the right to use, pursuant to valid licenses, all data (including, without limitation, personal data of third parties), all software development tools, library functions, operating systems, data bases, compilers and all other third-party Software that are used in the business of the Company and each of its subsidiaries as of the date of this Agreement or that are required, as of the date of this Agreement, to create, modify, compile, operate or support any software that is Company Technology or is incorporated into any Company Product.

            (r) Schedule 2.11(r) of the Company Schedules lists as of the date of this Agreement all software that is distributed as "free software", "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, "OPEN SOURCE MATERIALS") used by the Company in any way, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or any subsidiary). The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company Product or used Open Source Materials to provide any Company Product; (ii) distributed Open Source Materials in conjunction with or for use with any Company Product; or (iii) used Open Source Materials, each of
(i), (ii) or (iii) in a manner that creates, or purports to create, obligations for the Company with respect to any Company Intellectual Property or that grants, or purports to grant, to any third party, any rights or immunities in or to any Company Intellectual Property (including, but not limited to, using any Open Source Materials in a manner that requires any Company Technology to be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or with any restriction on the consideration charged therefor).

            (s) No person who has licensed any Technology to the Company or any of its subsidiaries has ownership rights or license rights to improvements made by or for the Company or any such subsidiary in such Technology.

            (t) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Technology, Company Products or Company Intellectual Property. No current or former employee, consultant or independent contractor of the Company or any subsidiary of the Company, who was involved in, or contributed to, the creation or development of any Company Technology, Company Products or Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or such subsidiary.

            (u) Neither the Company nor any of its subsidiaries has received any opinion of counsel that any third party patent applies to any Company Product.

            (v) Neither the Company nor any subsidiary has collected any personally identifiable information from any third parties except as described on Schedule 2.11(v) of the Company Schedules. The Company and each subsidiary have complied with all applicable laws and their respective internal privacy policies relating to (i) the privacy of users of the Company Products and all Internet Properties owned, maintained or operated by the Company or any of its subsidiaries as part of the business of the Company as currently conducted on the date of this Agreement or currently planned or contemplated to be conducted by the Company; and (ii) the collection, storage and transfer of any personally identifiable information collected by the Company or any of its subsidiaries or by third parties having authorized access to the records of the Company or any of its subsidiaries. The execution, delivery and performance of this Agreement comply with all applicable laws relating to privacy and with the Company's and each subsidiary's privacy policies. Copies of all current and prior privacy policies of the Company and each subsidiary, including the privacy policies included in the Company's Internet website, are attached as Schedule 2.11(v) of the Company Schedules. Each such privacy policy and all materials distributed or marketed by the Company or any of its subsidiaries have at all times made all disclosures to users or customers required by applicable laws and none of such disclosures made or contained in any such privacy policy or in any such materials have been in violation of any applicable laws.

            (w) Neither the Company, any subsidiary nor any other person or entity acting on their behalf has disclosed, delivered or licensed to any person or other entity, agreed to disclose, deliver or license to any person or other entity, or permitted the disclosure or delivery to any escrow agent or other person or entity of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to, result in the disclosure or delivery by the Company or any subsidiary or any person or other entity acting on their behalf to any person or other entity of any Company Source Code. 2.11(w) of the Company Schedules identifies each contract pursuant to which the Company or any subsidiary has deposited, or is or may be required to deposit, with an escrow agent or any other person or entity, any Company Source Code, and describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 2.11(w) "COMPANY SOURCE CODE" means, collectively, any software source code, any material portion or aspect of software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company Technology contained in the Company Products.

      2.12 Agreements, Contracts and Commitments. Except as set forth on
Schedule 2.12 of the Company Schedules, the Company does not have, is not a party to nor is it bound by:

                  (i) Any employment, consulting or severance agreement, contract or commitment;

                  (ii) any collective bargaining agreements;

                  (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or in connection with additional or subsequent events);

                  (iv) any fidelity or surety bond or completion bond;

                  (v) any lease of personal property having aggregate payment obligations or receivables individually in excess of $10,000;

                  (vi) any agreement of indemnification or guaranty;

                  (vii) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

                  (viii) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $20,000 in the aggregate;

                  (ix) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

                  (x) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
(viii) hereof;

                  (xi) any purchase order or contract for the purchase of raw materials involving $10,000 or more;

                  (xii) any construction contract;

                  (xiii) any distribution, joint marketing or development agreement;

                  (xiv) any agreement, contract or commitment pursuant to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code; or

                  (xv) any other agreement, contract or commitment that involves $25,000 or more and is not cancelable without penalty within thirty (30) days.

            (b) Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all of which are noted in Schedule 2.12(b) of the Company Schedules, the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12, Schedule 2.11(n)(i) or Schedule 2.11(n)(ii) of the Company Schedules (any such agreement, contract or commitment, a "CONTRACT"). Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b) of the Company Schedules, is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

      2.13 Interested Party Transactions. No officer, director, affiliate (as defined under Regulation C under the Securities Act) or, to the knowledge of the Company, stockholder of the Company (nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest), has or has had, directly or indirectly, (i) any material economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any material economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a material beneficial interest in any contract or agreement set forth in Schedule 2.12, Schedule 2.11(n)(i) or Schedule 2.11(n)(ii) of the Company Schedules; provided that ownership of less than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13.

      2.14 Compliance with Laws. The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, except where any such violations or failures to comply would not, individually or in the aggregate, have a Material Adverse Effect.

      2.15 Litigation. There is no action, suit or proceeding of any nature pending or, to the knowledge of the Company , threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. There is no investigation pending or, to the knowledge of the Company , threatened against the Company, its properties or any of its officers or directors in their respective capacities as such by or before any Governmental Entity. Schedule 2.15 of the Company Schedules sets forth, with respect to any such pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of the Company Products in the present manner or style thereof.

      2.16 Insurance. The insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company contain provisions which to the knowledge of the Company are reasonable and customary in the Company's industry, and there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds for their present terms have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

      2.17 Minute Books. The minute books of the Company made available to Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (including committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

      2.18 Environmental Matters. The Company is not in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

      2.19 Brokers' and Finders' Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.20 Employee Matters and Benefit Plans.

            (a) Definitions.

                  (i) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA;

                  (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee, or with respect to which the Company has or may have any liability or obligation;

                  (iii) "DOL" shall mean the Department of Labor;

                  (iv) "EMPLOYEE" shall mean any current or former or retired employee, consultant or director of the Company;

                  (v) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company and any Employee;

                  (vi) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                  (vii) "IRS" shall mean the Internal Revenue Service;

            (b) Schedule. Schedule 2.20(b) of the Company Schedules contains an accurate and complete list of each Company Employee Plan and, to the extent currently in effect or containing outstanding or potential obligations or liabilities, each Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreements, to modify any Company Employee Plan or Employee Agreements, or to adopt or enter in any Company Employee Plan or Employee Agreement.

            (c) Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and, to the extent currently in effect or containing outstanding or potential obligations or liabilities, each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, and group insurance contracts; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent summary plan description together with the summary(is) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (iv) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (v) all communications material to any Employee or Employees relating to any Company Employee Plan; and (vi) all written correspondence to or from any governmental agency relating to any Company Employee Plan; and (vii) all COBRA forms and related notices (or such forms and notices as required under comparable law).

            (d) Employee Plan Compliance. The Company has performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL, or any other

Governmental Entity with respect to any Company Employee Plan. The Company is not subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

            (e) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither of the Company nor Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

            (f) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            (g) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Company's knowledge, threatened claims or actions against the Company under any worker's compensation policy or long-term disability policy. The Company has no direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee.

            (h) Labor. No work stoppage or labor strike against the Company is pending or to the Company's knowledge, threatened. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees.

      2.21 Employees. To the knowledge of the Company , no employee of the Company (i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others and (ii) has given notice to the Company, nor is the Company otherwise aware, that any employee intends to terminate his or her employment with the Company.

      2.22 Governmental Authorization. The Company possesses all material consents, licenses, permits, grants or other authorizations issued to the Company by a governmental entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which are required for the operation of its business or the holding of any such interest, other than such consents, licenses, permits, grants or authorizations the failure to obtain which would not, either individually or in the aggregate, have a Material Adverse Effect (herein collectively called "COMPANY AUTHORIZATIONS"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

      2.23 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in the Company Schedules or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of the Company (to the extent such information was supplied by the Company) in connection with soliciting their consent to this Agreement and the Merger, contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Each of Parent and Merger Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

      3.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of California. Each of Parent and Merger Sub is duly qualified to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets, financial condition, results of operations of Parent and its subsidiaries taken as a whole.

      3.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and any related agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and any Related Agreements to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms. The execution and delivery of this Agreement and any Related Agreement to which it is a party by Parent and Merger Sub does not, and, as of the Closing, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to either Parent or Merger Sub or its properties or assets, where such Conflict would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent and its subsidiaries taken as a whole.

      3.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of Parent or otherwise materially affect its ability to consummate the Merger or perform its obligations under this Agreement and (ii) the filing of the Merger Agreement with the Secretary of State of the State of California.

      3.4 Solvency. Parent and each of its subsidiaries is currently solvent. Parent is not entering into this Agreement, with the intent to defraud, delay or hinder any of its present or future creditors. After the Closing, each of Parent and its subsidiaries shall be solvent and capable of paying its debts as they become due. Neither Parent nor any of its subsidiaries nor any of their respective assets or properties is subject to, or the subject of, any insolvency proceeding. Neither Parent nor its subsidiaries has initiated, taken or attempted to initiate or take, or been the subject of, any insolvency action or proceeding, and no assets or properties of Parent or any of its subsidiaries are subject to any proceeding or action relating to insolvency. No writ of attachment, execution or similar process has been ordered, executed or filed against Parent or any of its subsidiaries or any of their respective assets or properties. Neither Parent nor any of its subsidiaries has any intention to file a voluntary petition for relief under the United States Bankruptcy Code, as amended, or to seek relief on its debts under or the protection of any other bankruptcy or insolvency law or insolvency proceeding. No creditor of Parent or any its subsidiaries has threatened to file an involuntary petition for relief under the United States Bankruptcy Code, as amended, or to institute any other insolvency proceeding or action against Parent or any of its subsidiaries.

      3.5 Parent Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Registration Statement on Form S-1 filed by Parent on March 31, 2004 and the amendments thereto has been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which will not be material in significance.

      3.6 Merger Sub. Merger Sub is wholly-owned by Parent. Merger Sub was formed by Parent solely for the purpose of completing the transactions hereunder and has no business activities other than the operations as contemplated by this Agreement.

                                   ARTICLE IV

                               CLOSING CONDITIONS

      4.1 Company Closing Conditions.

            (a) Stockholder Approval. Prior to the execution of the Agreement, the stockholders of the Company shall have approved and adopted this Agreement and the transactions contemplated hereby as provided by California Law and the Company's Articles of Incorporation and Bylaws.

            (b) Performance. Parent shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

            (c) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received all such counterparts and certified or other copies of such documents as the Company may reasonably request.

            (d) No Legal Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking damages in connection therewith shall have been instituted or threatened by any person or entity.

            (e) Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with this Agreement or the execution, delivery and performance by the Company of this Agreement shall be duly obtained and effective as of the Closing.

      4.2 Parent Closing Conditions.

            (a) Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

            (b) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received all such counterparts and certified or other copies of such documents as Parent may reasonably request.

            (c) No Legal Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking damages in connection therewith shall have been instituted or threatened by any person or entity.

            (d) Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with this Agreement or the execution, delivery and performance by the Company of this Agreement shall be duly obtained and effective as of the Closing.

            (e) Employees. Parent and each of the Required Employees shall have entered into an Employment Agreement, with effect as of the Closing Date, and each Required Employee shall have executed and delivered an Employment Proprietary Information and Inventions Agreement, and none of the Required Employees shall have taken any action to rescind, revoke or otherwise repudiate his or her Employment Agreement or Employment Proprietary Information and Inventions Agreements.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

      5.1 Stockholder Approval. Prior to the execution of the Agreement, the stockholders of the Company have approved and adopted this Agreement and the transactions contemplated hereby as provided by California Law and the Company's Articles of Incorporation and Bylaws.

      5.2 Confidentiality. Each of the parties hereto hereby agrees to maintain the confidentiality of the information obtained pursuant to the negotiation and execution of this Agreement, in accordance with the provisions of the Confidentiality and Nondisclosure Agreement between Parent and the Company dated as of December 10, 2004 (the "CONFIDENTIALITY AGREEMENT").

      5.3 Employee Benefit Matters. As of the Effective Time, each employee of the Company who is employed by Parent after the Effective Time (each a "CONTINUING EMPLOYEE"), shall be eligible to either: (i) participate in Parent benefit plans, (ii) participate in the Company benefit plans that are continued by Parent, or (iii) a combination of (i) and (ii), in each case to the extent eligible under the terms of the applicable benefit plan, so that each Continuing Employee is eligible to receive benefits that are substantially similar in the aggregate to those of similarly situated employees of Parent (it being understood that equity incentives may vary). Each Continuing Employee shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of vacation, eligibility to participate and vesting under Parent's benefit program for years of service with the Company prior to the Effective Time.

      5.4 401(k) Plan. Effective no later than the day immediately preceding the Closing Date, the Company shall have terminated any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (collectively, the "COMPANY PLANS") (unless Parent has provided written notice to the Company that such Company Plans shall not be terminated). Unless Parent has provided such written notice to the Company, the Company has provided Parent with evidence, to the reasonable satisfaction of Parent, that the Company Plans have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company's Board of Directors.

      5.5 Expenses. In the event that the Merger is consummated, up to $37,500 of the reasonable legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be borne and paid by Parent. All Third Party Expenses of the Company in excess of $37,500 (the "EXCESS THIRD PARTY EXPENSES") shall be paid by the holders of Company Common Stock on a pro rata basis, based on the aggregate Merger Consideration to which such stockholders are entitled hereunder, by means of a reduction in the Merger Consideration deliverable to such holders of Company Common Stock.

      5.6 Public Disclosure. No disclosure (whether or not in response to an inquiry) of the existence or nature of this Agreement shall be made by any party hereto (other than to their respective agents including, without limitation, to accountants, tax advisors, legal advisors) unless approved by duly authorized officers of both Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld and subject in any event to Parent's obligation to comply with applicable securities law.

      5.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

      5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals (including, but not limited to, those required under the Contracts and specifically including the licenses set forth on Section 2.11(n)(i) of the Disclosure Schedule) in a manner that does not materially alter the underlying obligations of the parties and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or Affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or Affiliates or the Company or its Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

      5.9 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely and promptly the consummation of this Agreement and the transactions contemplated hereby, including, without limitation, transfer of the domain names relating to the operation of the business of the Company which are under the name of Matthew Robinson to Parent.

      5.10 Employees. Parent and each of the Required Employees shall enter into an Employment Agreement, with effect as of the Closing Date, and each Required Employee shall execute and deliver an Employment Proprietary Information and Inventions Agreement. None of the Required Employees shall have taken any action to rescind, revoke or otherwise repudiate his or her Employment Agreement or Employment Proprietary Information and Inventions Agreement.

                                   ARTICLE VI

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

      6.1 Survival of Representations and Warranties. The representations and warranties made by the Company in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Schedules) shall survive the Merger and continue until the one year anniversary of the Closing Date (the "EXPIRATION DATE").

      6.2 Escrow Arrangements.

            (a) Escrow Fund. At the Effective Time, the Company's stockholders will be deemed to have consented to the deposit of the Escrow Amount with the Escrow Agent upon payment of the 90th Day Parent Obligation on the Second Payment Date without any act required on the part of such stockholders. Upon payment of the 90th Day Parent Obligation on the Second Payment Date, the Escrow Amount, without any act required on the part of any stockholder, will be deposited with the Escrow Agent, such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein and at Parent's cost and expense. The pro rata portion of the Escrow Amount to which each stockholder of the Company shall be entitled upon distribution of the remaining Escrow Amount, if any, at the termination of the Escrow Period shall be in proportion to the Merger Consideration to which such holder would otherwise be entitled under Section 1.6 as set forth on Schedule 2.2. The Escrow Amount shall be contributed entirely out a portion of the Secondary Merger Consideration issuable upon the Merger in respect of the Company Capital Stock; provided, however that in the case of Matthew Robinson and Pavel Vorobiev, 50% of each individual's contribution to the Escrow Amount shall be contributed from such holder's portion of the Holdback Amount and all references herein to deposits to or withdrawals from the Escrow Fund or relating to the Escrow Amount for such individuals shall include such amounts. The Escrow Fund is available to compensate Parent and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defenses (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement , or any failure by the Company to perform or comply with any covenant contained herein.

      The Escrow Fund shall be the sole and exclusive remedy to compensate Parent, its officers, directors, or affiliates (including the Surviving Corporation) for any Losses, except in the case of fraud or intentional misrepresentation. The maximum amount of Losses for which each stockholder of the Company shall be liable is such stockholder's proportionate amount of the Escrow Fund based on the percentage of Merger Consideration received by such stockholder. In the event any payment pursuant to the indemnity obligations of the stockholders of the Company set forth in this Agreement is required to be made, each stockholder will satisfy such payment by forfeiture of its proportionate share of the Escrow Fund. Parent shall not be entitled to receive any amounts from the Escrow Fund unless and until Parent shall have delivered an Officer's Certificate (as defined in Section 6.2(d)) identifying the Losses.

      Notwithstanding anything to the contrary, neither Parent or any of its affiliates shall have any right to compensation from the Escrow Fund unless and until the aggregate Losses exceed an aggregate of Five Thousand Dollars ($5,000) (the "DEDUCTIBLE"), in which event Parent shall be entitled to compensation from the Escrow Fund only to the extent to which the amount of Losses exceed $5,000 (and not the initial $5,000 of Losses), provided, however, that any Losses incurred in connection with the Company's use of commercial software in a production environment that has not been appropriately licensed shall not be subject to the Deductible and Parent shall be entitled to recovery of any and all such Losses up to the amount of the Escrow Fund without regard to the Deductible.

            (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be deemed to be in existence immediately following the payment of the 90th Day Parent Obligation on the Second Payment Date and shall terminate at 5:00 p.m. Pacific Time on the Expiration Date (the "ESCROW PERIOD"); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of Parent (subject to reduction as may be determined by arbitration of the matter as provided in Section 6.2(f) hereof in the event of the objection of the Stockholder Agent in the manner provided in Section 6.2(e) hereof) to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period and to the extent specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall transfer to the stockholders of the Company, pursuant to written instructions by Parent, the remaining portion of the Escrow Fund not required to satisfy such claims, such remaining portion to be transferred no later than ten (10) days after the resolution of such claims. If no claims exist as of the Expiration Date, the Escrow Agent shall release the full amount of the Escrow Fund within five (5) days of the Expiration Date. Deliveries of Escrow Amounts to the stockholders of the Company pursuant to this
Section 6.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

            (c) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof or pursuant to joint written instructions from Parent and the Stockholder Agent. The Escrow Fund shall be invested in U.S. Treasury bills with maturities of not more than thirty (30) days and any interest paid on the cash contained in the Escrow Fund shall be added to the Escrow Fund and become a part thereof. For any period of time before such U.S. Treasury bills can be purchased by the Escrow Agent or after such bills mature, the Escrow Fund shall be invested in a business money market account of the Escrow Agent (or another nationally recognized banking institution) and any interest paid on the cash contained in the Escrow

Fund shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims. The parties hereto agree that Parent is the owner of any cash in the Escrow Fund, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for tax purposes as earned by Parent. At the end of Parent's taxable year, an amount equal to the income earned from the investment of cash contained in the Escrow Fund shall be deemed distributed to the Company stockholders in accordance with the pro rata portion of the Escrow Fund to which each such stockholder would be entitled upon distribution of the Escrow Fund at the termination of the Escrow Period, and then recontributed by such stockholders to the Escrow Fund. The deemed distribution represents interest for the deferral of payment of a portion of the Merger Consideration resulting from the escrow arrangement. The Company stockholders shall be responsible for any Taxes dues with respect to the deemed distribution.

            (d) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued in accordance with GAAP, or the basis for such reasonably anticipated Loss, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 6.2(e) hereof, transfer to Parent out of the Escrow Fund, as promptly as practicable, cash held in the Escrow Fund in an amount equal to such Losses; provided, however, that to the extent an Officer's Certificate alleges only the basis for an anticipated Loss, no amount shall be distributed until such Loss is actually paid or accrued under GAAP. Payments of cash from the Escrow Fund will be made pro rata in proportion to each stockholder's original contributions to the Escrow Fund as set forth on Schedule 6.2.

            (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Agent and for a period of thirty (30) days after confirmed receipt of such delivery, the Escrow Agent shall make no transfer to Parent of any Escrow Amounts pursuant to Section 6.2(d) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Agent to make such transfer. After the expiration of such thirty (30)-day period, the Escrow Agent shall transfer cash from the Escrow Fund in accordance with Section 6.2(d) hereof, provided that no such transfer may be made if the Stockholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30)-day period.

            (f) Resolution of Conflicts; Arbitration.

                  (i) In case the Stockholder Agent shall object in writing to any claim or claims made in any Officer's Certificate as provided in Section 6.2(e) hereof, the Stockholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash from the Escrow Fund in accordance with the terms thereof.

                  (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA"). Parent and the Stockholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator; provided, however, that (i) failing such agreement within ninety (90) days of delivery of the Officer's Certificate (or failure to select a mutually agreed upon arbitrator), the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Stockholder's Agent or Parent fails to timely designate an arbiter, the claim shall be resolved with the participation of the one arbitrator timely designated. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 6.2(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                  (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 6.2(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, the Company shall be deemed to be the prevailing party in the event that the arbitrators award the Company at least $10,000; otherwise, the stockholders of the Company as represented by the Stockholder Agent shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

            (g) Stockholder Agent; Power of Attorney.

                  (i) In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, Matthew Robinson shall be appointed as Stockholder Agent and attorney-in-fact for each stockholder of the Company (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under California Law), for and on behalf of stockholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of cash from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholder Agent for the accomplishment of the foregoing. Such agency may be changed by the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Stockholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive compensation for its services. Notices or communications to or from the Stockholder Agent shall constitute notice to or from each of the stockholders of the Company.

                  (ii) The Stockholder Agent shall not be liable for any act done or omitted hereunder as Stockholder Agent while acting in good faith and in the exercise of reasonable judgment. The stockholders of the Company on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally on a pro rata basis (based on the Merger Consideration to which such stockholders are entitled) indemnify the Stockholder Agent and hold the Stockholder Agent harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Stockholder Agent and arising out of or in connection with the acceptance or administration of the Stockholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Agent.

            (h) Actions of the Stockholder Agent. A decision, act, consent or instruction of the Stockholder Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of each every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agent.

            (i) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholder Agent of such claim in accordance with Section 6.2(e), and the Stockholder Agent, as representative for the stockholders of the Company, shall be entitled, at his expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to control the defense of all such claims and to settle any such claim; provided, however, that no settlement of any such claim with third-party claimants in excess of $25,000 in a single matter shall permit any claim against the Escrow Fund, except with the consent of the Stockholder Agent, which consent shall not be unreasonably withheld. Except with the written consent of the Stockholder Agent, Parent will not, in the defense of a third party claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as a term thereof the giving to the indemnifying party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; and (ii) unless there is no finding or admission of (A) any violation of applicable laws by the indemnifying party, (B) any liability on the part of the indemnifying party or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the indemnifying party. Except with the consent of the Stockholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Stockholder Agent has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Stockholder Agent shall be deemed to have agreed to the claim by Parent against the Escrow Fund in an amount equal to such settlement.

            (j) Escrow Agent's Duties.

                  (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an authorized officer of Parent and the Stockholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed in good faith to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith, provided that the Escrow Agent has exercised reasonable care in the selection of such counsel.

                  (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                  (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder absent gross negligence, bad faith or willful misconduct.

                  (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent absent gross negligence, bad faith or willful misconduct.

                  (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence, bad faith or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel provided that the Escrow Agent has exercised reasonable care in the selection of such counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                  (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and cash in the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings. In such event, the Escrow Agent will not be liable for damage.

      Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and cash held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                  (vii) The Escrow Agent shall be indemnified and held harmless by the Company Stockholders (only out of the Escrow Fund) and Parent jointly and severally, against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

                  (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

            (k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated by Parent for such extraordinary services and reimbursed for all costs, attorneys' fees, and expenses occasioned by such default, delay, controversy or litigation.

                                  ARTICLE VII

                               GENERAL PROVISIONS

      7.1 Notices. All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (i) when delivered, if delivered personally or by commercial delivery service, (ii) three (3) business days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier for next day delivery (or, two (2) business days after such deposit if deposited for second business day delivery), if delivered by such means, or (iv) one (1) business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

         Taleo Corporation
         182 Second Street
         5th Floor
         San Francisco, CA 94105
         Attention:  Chief Executive Officer
         Telephone No.  (415) 538-9068
         Facsimile No.:  (415) 538-9069

         with a copy to:

         Wilson Sonsini Goodrich & Rosati, P.C.
         950 Page Mill Road
         Palo Alto, California 94304
         Attention:  Mark A. Bertelsen, Esq.
         Facsimile No.:  (650) 493-6811

(b) if to the Company, to:

         Recruitforce.com, Inc.
         444 Castro Street
         Suite 302
         Mountain View, CA 94041
         Attention:  Chief Executive Officer
         Telephone No.: (650) 938 - 0121
         Facsimile No.: (650) 938-0122

         with a copy to:
         Fenwick & West LLP
         Silicon Valley Center
         801 California Street
         Mountain View, CA  94041
         Attention: Michael Patrick
         Telephone No.: (650) 988 - 8500
         Facsimile No.: (650) 938-5200

(c) if to the Escrow Agent:
         U.S. Bank, National Association
         One California Street, Suite 2550
         San Francisco, CA 94111
         Attention: Sheila K. Soares
         Telephone No.: (415) 273 - 4532
         Facsimile No.: (415) 273-4591

(d) if to the Stockholder Agent:
         444 Castro Street
         Suite 302
         Mountain View, CA 94041
         Attention:  Matthew Robinson
         Telephone No.: (650) 938 - 0121
         Facsimile No.: (650) 938-0122

      7.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "AGREEMENT" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

      7.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      7.4 Entire Agreement. This Agreement, the Company Schedules, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

      7.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      7.6 Other Remedies. Except as otherwise provided herein (including, without limitation, the limitations on remedies of Parent set forth in Article 6 of this Agreement), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      7.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

      7.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      7.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without prior written approval of the other party; provided, however, that except as otherwise provided herein, Parent may assign this Agreement to a successor entity or successor in interest of Parent without written consent provided that if such assignment occurs on or before the termination of Parent's obligations pursuant to this Agreement, such successor shall agree in writing to undertake Parent's obligations as set forth in this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      7.11 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other person or entity unless specifically provided otherwise herein.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized respective officers as of the date first written above

                                             TALEO CORPORATION

                                             By: /s/ Louis Tetu
                                                 -------------------------------
                                                 Name: Louis Tetu_______________
                                                 Title: CEO_____________________

                                             BUTTERFLY ACQUISITION CORPORATION

                                             By: /s/ Louis Tetu
                                                 -------------------------------
                                                 Name: Louis Tetu_______________
                                                 Title:  President______________

                                             RECRUITFORCE.COM, INC.

                                             By: /s/ Pavel Vorobiev
                                                 -------------------------------
                                                 Name: Pavel Vorobiev___________
                                                 Title:_________________________

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized respective officers as of the date first written above.

                                             SOLELY AS TO ARTICLE VI:

                                             U.S. BANK, NATIONAL ASSOCIATION

                                             By: /s/ Sheila Soares
                                                 -------------------------------
                                                 Name: Sheila K. Soares_________
                                                 Title:  Vice President_________

                                             STOCKHOLDER AGENT

                                             By: /s/ Matthew Robinson

                                             Name: Matthew Robinson_____________

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                  SCHEDULE 1.2

Matthew Robinson
Pavel Vorobiev